UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card in connection with the solicitation of proxies for a special meeting of the unitholders of San Juan Basin Royalty Trust.

On November 4, 2016, the Southwest Bank Participants distributed the following letter to unitholders of San Juan Basin Royalty Trust.

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November 4, 2016

Dear San Juan Basin Royalty Trust Unitholder:

Over the past several weeks, we have detailed in numerous letters and presentations why we believe that Southwest Bank is the best choice for the role of trustee for the San Juan Basin Royalty Trust (the “Trust”). We greatly appreciate the support we have received from many of you during this process and are continuing to work hard to make sure unitholders are aware of the importance of the proposals to be presented at the special meeting of the Trust’s unitholders set for Monday, November 21, 2016. In order to remove Compass Bank as trustee, the holders of 23,304,399 units (a majority of the outstanding units) must vote in favor of the removal. A majority vote is a very high threshold, which is why we urge each and every one of you to act now in this matter to protect your interests. EVERY SINGLE VOTE IS IMPORTANT NO MATTER HOW MANY UNITS YOU HOLD. Your vote absolutely counts and is needed in this urgent matter. A failure to vote at all counts as a “no” vote.

We firmly believe that combining the independence and experience of Southwest Bank with the extensive historical knowledge of the Trust’s operations possessed by Southwest Bank’s royalty trust group professionals would be beneficial for the unitholders of the Trust. Compass Bank would have you believe that the role of a royalty trust’s trustee is limited to disbursing funds and auditing accounts. This alarming underassessment reinforces Southwest Bank’s contentions that the current team at Compass Bank responsible for the Trust simply fails to understand how the unique aspects of royalty trusts differ from other trusts and the value that an experienced trustee with institutional knowledge of the Trust provides for the unitholders. We caution you to not be misled by Compass Bank’s blatant misrepresentations or misunderstandings of the trustee’s role—whether intentional to downplay their own lack of experienced personnel or just uninformed.

Compass Bank apparently also believes that the trustee’s role is to hire, and use Trust funds to pay, outside experts to do the substantive work on behalf of the Trust. With that misguided belief, it is not surprising that the Trust’s general and administrative expenses have significantly escalated in each quarter since Lee Ann Anderson left Compass Bank and joined the experienced team at Southwest Bank in October 2015 as reflected below.

Southwest Bank maintains that it can reduce the Trust’s annual administrative costs by at least $200,000 if appointed as successor trustee for the Trust. We think unitholders should take offense to Compass Bank’s conclusion that the 10% annual cost savings anticipated by Southwest Bank is an immaterial and minor benefit to them. What efforts for cost savings or cost containments has Compass Bank shown?

We know that many of you as beneficial unitholders will appreciate and recognize the value of individualized tax reporting that you will receive from Southwest Bank and which Compass Bank has not provided. Compass Bank notes that it provides tax information to its registered unitholders and there is little more that Southwest Bank can offer for tax reporting. This statement is yet another example that the Compass Bank team does not truly understand the significance of issues unique to royalty trusts and the types of services already being provided in the royalty trust industry to other royalty trust unitholders. Unlike Compass Bank, Southwest Bank listens to and responds to unitholder requests and has already committed the resources to provide beneficial holders in its royalty trust portfolio with the requested tax services.

Southwest Bank offers unitholders benefits including cost savings due to economies of scale arising from combining the Trust with other royalty trusts in Southwest Bank’s portfolio, additional tax reporting services, a royalty trust management group with a collective 160 years of actual royalty trust experience and 30 years of knowledge specific to the operation of the Trust. Does Compass Bank offer you these benefits?

CHOOSE SOUTHWEST BANK—VOTE THE WHITE PROXY CARD TODAY!

We want to make sure that your vote is counted. For those of you have already returned your WHITE proxy card for the special meeting, we thank you. If you have not done so, please do so promptly. We urge you NOT to sign the blue proxy card or return any voting instructions that may be sent to you by the Trust or Compass Bank. If you have any questions, or need assistance with your vote, please contact our proxy solicitor, Okapi Partners, at (212) 297-0720 or toll-free at (877) 279-2311 or by email at info@okapipartners.com. Thank you in advance for your support.

Sincerely,

Vernon Bryant
Chairman and Chief Executive Officer
Southwest Bank

Robert Lansford
San Juan Basin Royalty Trust Unitholder

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